Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 11, 2005, except for Note 13, as to which the date is November 8, 2005, with respect to the consolidated financial statements of Kentucky Venture Fund, LLC, included in the Current Report on Form 8-K dated November 7, 2006 of Ventas, Inc. filed with the Securities and Exchange Commission.

/s/ Mountjoy & Bressler, LLP

Mountjoy & Bressler, LLP

Louisville, Kentucky

November 7, 2006